EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 24, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of HEICO Corporation, and the effectiveness of HEICO Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of HEICO Corporation for the year ended October 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
September 16, 2009